Certificate of Secretary
PREMIER VIT
Regarding Fidelity Bond

The undersigned, being the duly elected, qualified and acting Secretary of Premier VIT, a business trust organized under the laws of the Commonwealth of Massachusetts (the ‘‘Trust’’), hereby certifies that attached hereto is a true and complete copy of resolutions that were approved in substantially the form attached hereto by the Board of Trustees of the Trust at a meeting held on June 6, 2006, at which a quorum was present and voted in favor thereof, and that said resolutions have not been revoked or amended and are now in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this certificate as Secretary of the said Trust on this 1st day of September, 2006.

PREMIER VIT
Thomas J. Fuccillo Secretary

PREMIER VIT

Minutes of the Meeting of the Board of Trustees held on June 6, 2006

Approval of Fidelity Bond Coverage and Agreement Among Joint Insureds

VOTED:	That, after considering all relevant factors, the action of the Trust in joining Allianz Funds, PIMCO Funds, PIMCO Variable Insurance Trust, PIMCO Commercial Mortgage Securities Trust, PIMCO Strategic Global Government Fund, Municipal Advantage Fund Inc., Fixed Income SHares, PIMCO Municipal Income Fund, PIMCO New York Municipal Income Fund, PIMCO California Municipal Income Fund, PIMCO Municipal Income Fund II, PIMCO New York Municipal Income Fund II, PIMCO California Municipal Income Fund II, PIMCO Municipal Income Fund III, PIMCO New York Municipal Income Fund III, PIMCO California Municipal Income Fund III, PIMCO Corporate Income Fund and PIMCO Corporate Opportunity Fund, PIMCO High Income Fund, Nicholas-Applegate Convertible & Income Fund, Nicholas-Applegate Convertible & Income Fund II, PIMCO Floating Rate Income Fund, PIMCO Floating Rate Strategy Fund, NFJ Dividend, Interest & Premium Strategy Fund, Nicholas-Applegate International & Premium Strategy Fund and, PIMCO Global StocksPLUS & Income Fund in a joint Investment Company Blanket Bond issued by National Union Fire Insurance Company of Pittsburg, PA; Federal Insurance Company; Continental Casualty Company; St. Paul Mercury Insurance; Great America Insurance Company; Axis Reinsurance Company; Arch Specialty and Lloyds of London, covering larceny and embezzlement and certain other acts, with a limit of liability of $165 million, or such amount as is necessary to cover the addition of the Trust to the Investment Company Blanket Bond, for an aggregate one-year premium of an amount to be determined by OpCap Advisers LLC once an aggregate premium figure is provided by the insurance companies, plus any additional amount as may be necessary to cover the addition of the Trust to the Investment Company Blanket Bond, be and it is hereby approved, the Trust’s share of the premium to be no greater than a pro rata amount based on the gross assets of the named insured.

VOTED:	That pursuant to Rule 17g-1 under the Investment Company Act of 1940, as amended, Brian S. Shlissel, Trustee, President and Chief Executive Officer; Lawrence Altadonna, Treasurer and Thomas J. Fuccillo, Secretary and Chief Legal Officer, are each hereby designated as an agent for the Trust to make the filings and give the notices required by subparagraph (g) of said Rule.

VOTED:	That the officers of the Trust, or any of them, are authorized to make any and all payments and to do any and all other acts in the name of the Trust and on its behalf, as they, or any of them, may determined to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions; and further

VOTED:	That the Trust be and it hereby is authorized to enter into an agreement with the other parties to the Investment Company Blanket Bond, stating that in the event recovery is received under the bond as a result of the loss of the Trust and of one or more of the other named insured parties, the Trust shall receive an equitable and proportionate share of recovery, such share being at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1 under the Investment Company Act of 1940, as amended, and the President, the Treasurer and the Secretary of the Trust be and they hereby are, and each of them acting individually hereby is, authorized to execute and deliver such agreement, the taking of any or all such actions to be conclusive evidence of its authorization hereby.

VOTED:	That the form and amount of the Investment Company Blanket Bond, after consideration of all relevant factors including the Trust’s aggregate assets to which persons covered by the bond have access, the type and terms of arrangements made for custody and safekeeping of assets, and the nature of the securities held, be and they hereby are approved.